Exhibit (18)
Calculation of Filing Fee Tables
Form N-14
(Form Type)
Portman Ridge Finance Corporation
(Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	-	N/A	$65,879,549.89	0.00015310	$10,086.16
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$65,879,549.89		$10,086.16
	Total Fees Previously Paid							$0.00
	Total Fee Offset							$0.00
	Net Fee Due							$10,086.16
(1)In accordance with Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of February 24, 2025, based on the market value of Logan Ridge Finance Corporation (“LRFC”) using the average of the high and low price of the LRFC common stock on February 21, 2025, as reported on the Nasdaq Global Select Market, and 2,655,898 shares of common stock outstanding as of February 21, 2025.
(2)In accordance with Rule 457(o) under the Securities Act, the filing fee was determined as the product of the maximum aggregate value of the transaction as calculated in note (1) above multiplied by the filing fee rate of $153.10 per million dollars.